Exhibit 2

Execution Version

TUNIU CORPORATION

PREFERENCE C SHARE PURCHASE AGREEMENT

March 9, 2011

TUNIU CORPORATION

PREFERENCE C SHARE PURCHASE AGREEMENT

This Preference C Share Purchase Agreement (the “Agreement”) is made as of March 9, 2011 by and among:

(1)	Tuniu Corporation, a Cayman Islands exempted company (the “Company”);

(2)	Tuniu International Travel Service (HK) Company Limited, a company established under the laws of Hong Kong (“Tuniu HK”);

(3)	Beijing Tuniu Technology Co., Ltd. , a wholly foreign-owned enterprise established under the laws of the PRC (the “WFOE”);

(4)	Nanjing Tuniu Technology Co., Ltd. , a limited liability company established under the laws of the PRC (“Nanjing Tuniu”);

(5)	Shanghai Tuniu Travel Agency Co., Ltd. , a limited liability company established under the laws of the PRC (“Shanghai TTA”);

(6)	Nanjing Tuniu Travel Agency Co., Ltd. , a limited liability company established under the laws of the PRC (“Nanjing TTA”);

(7)	Hangzhou Tuniu Travel Agency Co., Ltd. , a limited liability company established under the laws of the PRC (“Hangzhou TTA”);

(8)	Hainan Tuniu Travel Agency Co. Ltd. , a limited liability company established under the laws of the PRC (“Hainan TTA”);

(9)	Beijing Tuniu International Travel Service Co., Ltd. , a limited liability company established under the laws of the PRC (“Beijing TTA”);

(10)	the persons whose names are set forth in part 1 of Schedule 1 hereto (each, a “Management Shareholder” and collectively, the “Management Shareholders”);

(11)	each of the persons or entities set forth on Exhibit A hereto (each a “Series C Investor” and collectively, the “Series C Investors”).

RECITALS

A. As of the date hereof, the Company has an authorised share capital of US$12,200.00 divided into (i) 80,435,885 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of which 26,000,000 have been issued and outstanding, (ii) 20,000,000 preference A shares, par value US$0.0001 per share, all of which are issued and outstanding, and (iii) 21,564,115 preference B shares, par value US$0.0001 per share, all of which have been issued and outstanding. The Management Shareholders, the Angel Investors (as defined below), Gobi Fund II, L.P., DCM V, L.P. and DCM AFFLIATES FUND V, L.P. are the only legal and beneficial owners of the entire issued and outstanding share capital of the Company as of the date hereof.

B. The Company desires to issue and sell to the Series C Investors, and the Series C Investors desire to purchase from the Company, an aggregate of 22,917,383 Preference C Shares, at a purchase price per share of US$1.7454, for an aggregate purchase price of US$40,000,000.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale of Preference C Shares.

1.1 Sale and Issuance of Preference C Shares.

(a) The Company shall adopt on or before the Closing (as defined below) the Third Amended and Restated Memorandum and Articles of Association in form and substance satisfactory to the holders of at least a majority of Ordinary Shares, the holders of at least a majority of Preference A Shares, the holders of at least a majority of Preference B Shares and each Series C Investor (the “Restated Articles”), and as soon as practicable thereafter, but prior to the Closing, file them with the Registrar of Companies of the Cayman Islands.

(b) Subject to the terms and conditions of this Agreement, each Series C Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Series C Investor at the Closing such number of Preference C Shares as set forth opposite such Series C Investor’s name in the column headed “number of Preference C Shares” in Exhibit A hereof for the purchase price as set forth opposite such Series C Investor’s name in the column headed “Aggregate Purchase Price” in Exhibit A hereof (the “Transaction”).

1.2 Closing; Delivery.

(a) Subject to the satisfaction of the conditions set forth in Section 5 herein (the “Closing Conditions”), the closing of the Transaction with respect to each Series C Investor shall take place remotely via fax or email on a date no later than one (1) Business Day (as defined below) after the satisfaction or waiver by such Series C Investor of all of the Closing Conditions or at such other time and place as the Company and the Series C Investors mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to each Series C Investor a copy of the updated register of members of the Company, certified by the registration agent of the Company, reflecting the issuance to the Series C Investor of the Preference C Shares being purchased by such Series C Investor at the Closing and certificate representing the Preference C Shares being issued thereby against the payment of the purchase price by the Series C Investor by check payable to the Company or by wire transfer to a bank account designated by the Company at least five (5) Business Days before the occurrence of the Closing subject to Section 10.8.

1.3 Share Repurchase.

The Series C Investors acknowledge that, concurrently with the Closing, the Company will repurchase a total of 2,864,673 Preference A Shares from Gobi Fund II, L.P. pursuant to the Preference A Share Repurchase Agreement in form and substance satisfactory to the Company, Gobi Fund II L.P. and each Series C Investors (the “Gobi Repurchase”).

1.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. For the avoidance of doubt, with respect to a Person other than an individual, “Affiliate” shall also include any partner, shareholder, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person. For the avoidance of doubt, with respect to a Person who is an individual, “Affiliate” shall also include any family member thereof and any Affiliate of any of such family members.

“Angel Investors” means the persons whose names are set forth in part 2 of Schedule 1 hereto.

“Articles of Association” means the memorandum and articles of association of the Company, as amended from time to time.

“Circular 75” means the Circular 75, issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005 , as amended and/or implemented by Circular 106, issued by the State Administration of Foreign Exchange of the PRC on May 29, 2007, titled “Notice on Implementation Rule on Circular 75” or as may be further amended and/or supplemented from time to time by the State Administration of Foreign Exchange of the PRC), or any successor rule or regulation under PRC Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” means the Company, Tuniu HK, the WFOE, the Domestic Entities and any other existing or future direct or indirect Subsidiary of the Company (each, a “Group Company”).

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights, and (ix) any other intellectual property or proprietary rights.

“Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement entered into by and among the Company, the WFOE, the Domestic Entities, the Series C Investors, the Series B Investors, the Series A Investor and the Ordinary Shareholders, dated as of the date of the Closing, in form and substance satisfactory to the Company, the holders of at least a majority of Ordinary Shares, the holders of at least a majority of Preference A Shares, the holders of at least a majority of Preference B Shares and each Series C Investor.

“Key Employee” means the CEO, CFO or Financial Controller, Deputy General Manager and Secretary of the applicable Group Company.

“Knowledge,” including the phrase “to the Warrantors’ Knowledge” shall mean the knowledge of each of the Warrantors, including facts of which the directors and Key Employees of the Company and the other Group Companies, in the reasonably prudent exercise of their duties, should be aware.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations and prospects of the Group Companies taken as a whole.

“Order” means any injunction, judgment, decree, order, ruling, assessment or writ of any Governmental or Regulatory Authority.

“Ordinary Shareholders” means the Angel Investors and the Management Shareholders.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PRC” or “China” means People’s Republic of China but solely for purposes of this Agreement and the other Transaction Agreements, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“PRC GAAP” means the generally accepted accounting principles in the PRC.

“PRC Resident” has the meaning as set forth in Circular 75.

“Preference A Shares” means preference A shares, par value US$0.0001 each, of the Company with its rights and privileges set forth in the Articles of Association in effect as of the date hereof.

“Preference B Shares” means preference B shares, par value US$0.0001 each, of the Company with its rights and privileges set forth in the Articles of Association in effect as of the date hereof.

“Preference C Shares” means preference C shares, par value US$0.0001 each, of the Company to be created with its rights and privileges set forth in the Third Restated Articles.

“Preference Shares” means, collectively, Preference A Shares, Preference B Shares and Preference C shares.

“Rakuten” means RS Empowerment, Inc., a company established under the laws of Japan.

“Restructuring Agreements” means the agreements which enable the Company to control and consolidate with the financial statements of each Domestic Entities, namely the Cooperation Agreement entered into by and between the WFOE and Nanjing Tuniu on September 17, 2008, the Equity Interest Pledge Agreement entered into by and among the WFOE and all shareholders of Nanjing Tuniu on September 17, 2008, the Voting Rights Trust Agreement entered into by and among the WFOE, Nanjing Tuniu and all shareholders of Nanjing Tuniu on September 17, 2008, the Option Agreement entered into by and among the WFOE and all shareholders of Nanjing Tuniu on September 17, 2008, the Power of Attorney issued by each shareholder of Nanjing Tuniu on September 17, 2008, the Confirmation Letter issued by all shareholders of Nanjing Tuniu on September 17, 2008, the Declaration issued by all shareholders of Nanjing Tuniu on September 17, 2008, the Receipts of option purchase price issued by all shareholders of Nanjing Tuniu on September 17, 2008 to the WFOE, the undated notices of exercise of option issued by the WFOE to all shareholders of Nanjing Tuniu and the undated receipts of option exercise price issued by all shareholders of Nanjing Tuniu to the WFOE, as amended in accordance with this Agreement.

“Right of First Refusal and Co-Sale Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement entered into by and among the Company, the Series C Investors, the Series B Investors, the Series A Investor and the Ordinary Shareholders, dated as of the date of the Closing, in form and substance satisfactory to the Company, the holders of at least a majority of Ordinary Shares, the holders of at least a majority of Preference A Shares, the holders of at least a majority of Preference B Shares and each Series C Investor.

“SAFE” means State Administration of Foreign Exchange Control of PRC and its province or any other local subdivision.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sequoia” means Sequoia Capital 2010 CV Holdco, Ltd. and/or its affiliated funds.

“Series A Investor” means the holder of Preference A Shares.

“Series B Investor” means the holder of Preference B Shares.

“Shares” means, collectively, Ordinary Shares and Preference Shares.

“Subsidiary” means any Person other than an individual which the Company, Tuniu HK, the WFOE or each Domestic Entity, as the case may be, controls, directly or indirectly. For the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.

“Voting Agreement” means the Second Amended and Restated Voting Agreement entered into by and among the Company, the Series C Investors, the Series B Investors, the Series A Investor and the Ordinary Shareholders, dated as of the date of the Closing, in form and substance satisfactory to the Company, the holders of at least a majority of Ordinary Shares, the holders of at least a majority of Preference A Shares, the holders of at least a majority of Preference B Shares and each Series C Investor.

“Warrantors” means the Group Companies and the Management Shareholders.

2. Representations and Warranties. Each of the Warrantors hereby jointly and severally represents and warrants to each Series C Investor that, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B, which may be amended by the Warrantors prior to the Closing, provided that such amendment shall be subject to the written approval of each Series C Investor, the following representations are true and complete as of the date hereof and the date of the Closing (or, if such representations and warranties are made with respect to a certain date, as of such date).

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority necessary to own, lease and operate the assets and properties it now owns, leases and operates, and to carry on its business as presently conducted or proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. The Company is permitted by the laws of the Cayman Islands to carry on business outside the Cayman Islands. Tuniu HK is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority necessary to own, lease and operate the assets and properties it now owns, leases and operates, and to carry on its business as presently conducted or proposed to be conducted. Tuniu HK is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. Each of the WFOE and the Domestic Entities is duly organized, validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the Laws of the PRC. Each of The WFOE and the Domestic Entities has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts a material portion of its business.

2.2 Capitalization.

(a) Company.

(i) The authorized capital of the Company consists, or will consist, immediately prior to the Closing, of:

(1) 20,000,000 Preference A Shares, all of which have been issued and outstanding;

(2) 21,564,115 Preference B Shares, all of which have been issued and outstanding;

(3) 25,782,056 Preference C Shares, none of which have been issued and outstanding prior to the Closing;

(4) 80,435,885 Ordinary Shares US$0.0001 per share, of which 26,000,000 shares have been issued and outstanding.

All of the issued and outstanding Shares are duly authorized, fully paid and nonassessable and were issued in compliance with all applicable securities laws.

The Company has reserved 11,500,000 Ordinary Shares for issuance to officers, directors, employees and consultants of the Group Companies pursuant to its 2008 Incentive Compensation Plan duly adopted by the Board (as defined below) and approved by the Company’s shareholders (the “Plan”) and in addition, the Company has reserved another 6,875,140 Ordinary Shares for issuance to officers, directors, employees and consultants of the Group Companies pursuant to stock incentive plans to be adopted by the Board and approved by the Company’s shareholders. Of such reserved Ordinary Shares, except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, no options to purchase Ordinary Shares and no restricted shares have been issued to officers, directors, employees or consultants of the Group Companies pursuant to the Plan. The options granted under the Plan shall be subject to a vesting schedule of four years. Except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, neither the Plan nor any agreement, document, instrument or understanding between the Company and any holder of the options granted under the Plan provides for acceleration or other changes in the vesting provisions as the result of (1) termination of employment (whether actual or constructive); (2) any merger, consolidation, any sale of all or substantially all of the shares or assets of any Group Company, change in control or any other transaction(s) by or involving any Group Company; or (3) the occurrence of any other event or combination of events that may have an effect of the transactions described in item (2) above.

(ii) Section 2.2(a)(iii) of the Disclosure Schedule completely and accurately lists all those who are the record and beneficial holders of Preference Shares, Ordinary Shares, share options, warrants and the respective numbers of Preference Shares, Ordinary Shares, share options and warrants held immediately prior to the Closing.

(iii) Section 2.2(a)(iv) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares, vesting schedule and repurchase price; (ii) issued share options, including vesting schedule and exercise price; (iii) share options not yet issued but reserved for issuance; (iv) Preference Shares; and (v) warrants or share purchase rights, if any. Except for (i) the conversion privileges of the Preference Shares, (ii) the rights provided in the Investors Rights Agreement; and (iii) options to purchase Ordinary Shares granted under the Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock. Except as set forth in Section 2.2(a)(iv) of the Disclosure Schedule, no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or terms of such agreements or understandings, or the lapse of a Company repurchase right, upon the occurrence of any event.

(b) Tuniu HK, WFOE and Domestic Entities.

(i) The authorized capital, the number of total issued share capital or registered capital of Tuniu HK, the WFOE and each of the Domestic Entities (as the case may be) is set forth opposite their respective names on Section 2.2(b)(i) of the Disclosure Schedule. Except as disclosed in the Disclosure Schedule, the registered capital of the WFOE and each of the Domestic Entities has been fully paid in accordance with its respective articles of association. All of the issued and outstanding shares of Tuniu HK are duly authorized, fully paid and nonassessable and were issued in compliance with all applicable securities laws. Section 2.2(b)(i) of the Disclosure Schedule completely lists all beneficial owners of the issued share capital or registered capital of Tuniu HK, the WFOE and the Domestic Entities and the respective percentage of the issued capital or registered capital held thereby and as will be held thereby immediately prior to the Closing.

(ii) There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel Tuniu HK, the WFOE or any Domestic Entity to increase or decrease its issued or registered capital.

2.3 Subsidiaries. The Company owns 100% of the entire issued share capital of Tuniu HK and the WFOE free and clear of all liens, claims, charges and encumbrances. 100% of the equity interest of Nanjing Tuniu has been pledged to the WFOE pursuant to the Equity Interest Pledge Agreement by and among the WFOE and all shareholders of Nanjing Tuniu on September 17, 2008, and such equity pledge has been duly registered with the competent administrative authority for industry and commerce. The Company controls (indirectly or directly) the operation and management of the Domestic Entities. Section 2.3 of the Disclosure Schedule lists the name and jurisdiction of each Subsidiary. Other than the Subsidiaries, the Company does not own or control, directly or directly, any interest in any other Person.

2.4 Authorization. All corporate action on the part of each applicable Group Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of each applicable Group Company hereunder and thereunder and the authorization, issuance and delivery of the Preference C Shares and the Ordinary Shares issuable upon conversion of the Preference C Shares (together, the “Securities”) has been taken or will be taken prior to the Closing, this Agreement has been duly and validly executed and delivered by each Group Company and this Agreement and the other Transaction Agreements when executed and delivered by any applicable Group Company and Ordinary Shareholder, shall constitute valid and legally binding obligations of such Group Company or Ordinary Shareholder, enforceable against such Group Company or Ordinary Shareholder in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

2.5 Valid Issuance of Securities. The Preference C Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of all liens, claims, charges, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement, the Investors’ Rights Agreement, the Voting Agreement, applicable securities laws and liens or encumbrances created by or imposed by a Series C Investor. Based in part upon the representations of the Series C Investors in Section 4 of this Agreement and subject to the provisions of Section 2.6 below, the Preference C Shares will be issued in compliance with all applicable securities laws. The Ordinary Shares issuable upon conversion of the Preference C Shares have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable and free of all liens, claims, charges, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement, the Investors’ Rights Agreement, the Voting Agreement, applicable securities laws and liens or encumbrances created by or imposed by a Series C Investor. Based in part upon the representations of the Series C Investors in Section 4 of this Agreement, and subject to Section 2.6 below, the Ordinary Shares issuable upon conversion of the Preference C Shares will be issued in compliance with all applicable securities laws.

2.6 Governmental Consents and Filings. Except as disclosed in Section 2.6 of the Disclosure Schedule, assuming the accuracy of the representations made by the Series C Investors in Section 4 of this Agreement, no consent, approval, order, authorization or registration, qualification, designation, declaration or filing with any Governmental or Regulatory Authority is required on the part of any Group Company or any Management Shareholder, or, to the Warrantors Knowledge, any Angel Investor in connection with the consummation of the transactions contemplated herein.

2.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against any Group Company, or any Management Shareholder, or, to the Warrantors Knowledge, any Angel Investor in connection with his or her relationship with Group Company, or, to the Warrantors’ Knowledge, currently threatened against any Group Company, any Ordinary Shareholder or any Key Employee, employee or director of any Group Company (in their capacity as such). None of the Group Companies, and to the Warrantors’ Knowledge, any of their Key Employees, employees or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority (in the case of officers or directors, such as would affect any Group Company). There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any Group Company’s Key Employees or employees, their services provided in connection with the business of the Group Companies, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8 Intellectual Property.

(a) Except as set forth in Section 2.8(a) of the Disclosure Schedule, each Group Company owns or possesses sufficient legal rights to all Intellectual Property used in connection with the business of such Group Company as now conducted and as presently proposed to be conducted (the “Group Company IP”) without any conflict with, or infringement of, the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Group Company IP, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Except as set forth in Section 2.8(a) of the Disclosure Schedule, the conduct by each of the Group Companies of their respective business does not infringe the rights of any third party in respect of any Intellectual Property and no claim or demand has been made, or threatened to be made to this effect. None of the Group Companies has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. To the Warrantors’ Knowledge, no third party is violating or infringing any Group Company IP. The Group Companies have taken reasonable measures to protect the proprietary nature of the Group Company IP.

(b) To the Warrantors Knowledge, none of the Group Companies is aware that any of its Key Employees and employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such Key Employee’s or employee’s best efforts to promote the interest of such Group Company or that would conflict with the business of such Group Company. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of a Group Company’s business by the Key Employees or employees of such Group Company, nor the conduct of such Group Company’s business as proposed, will, to the Warrantors’ Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such Key Employee or employee is now obligated.

(c) Except as set forth in Section 2.8(c) of the Disclosure Schedule, each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of such Group Company. To the Warrantors’ Knowledge, it will not be necessary to use any inventions of any of the Group Companies’ employees or consultants (or Persons it currently intends to hire) made prior to their employment by any Group Company. None of the Group Companies has embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any general public license, lesser general public license or similar license arrangement, or otherwise uses any such code in the conduct of its business as currently conducted or as proposed to be conducted. None of the Group Companies is a member of, has made any contribution to, or otherwise participated in, a standards body nor is it obligated, as a result of any such activities, to grant or offer any third party any license or right to Group Company IP, or otherwise restricted in its ability to assert any rights to Group Company IP.

2.9 Compliance with Other Instruments.

(a) Each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the business of the Group Companies as now conducted and as presently proposed to be conducted or the ownership or use of any of their respective assets.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group Company of, or a failure on the part of such Group Company to comply with, any Law or Order or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) All licenses and approvals required for the due and proper establishment and operation of each of the Group Companies have been obtained or otherwise completed and are in full force and effect in accordance with the Law.

(d) None of the Group Companies has received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(e) None of the Group Companies nor any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of such Group Company, has, directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of such Group Company, or (D) in violation of any Law or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of such Group Company.

(f) None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect.

(g) The execution, delivery, and performance of the Transaction Agreements by the Management Shareholders and, to the Warrantors’ Knowledge, the Angel Investors, and by each Group Company and the consummation of the transactions contemplated hereby or thereby do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (A) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents of any Group Company as in effect at the Closing, (B) any provision of any Order to which any Group Company is a party or by which it is bound, (C) any Material Contract (as defined below), or (D) any Law applicable to any Group Company; (ii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iii) cause any Group Company to be in default of its obligations under any indebtedness agreement; or (iv) result in the creation of any encumbrance upon any of the properties or assets of any Group Company.

(h) The Management Shareholders and, to the Warrantors Knowledge, the Angel Investors (provided that such Knowledge is not applicable as to the Circular 75 Registration addressed in Section 2.27 below), have obtained any and all necessary approvals and authorizations from relevant Governmental or Regulatory Authority and have fulfilled any and all necessary registration requirements with relevant Governmental or Regulatory Authority with respect to their investments in the applicable Group Company.

2.10 Agreements; Actions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board, and (iii) the purchase of shares of the Company’s capital shares, the purchase of shares of Nanjing Tuniu’s capital shares, the issuance of options to purchase shares of the Company’s Ordinary Shares and the Restructuring Agreements, in each instance, approved by the Board, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, or any affiliate or related parties of such officers or directors.

(b) For purposes hereof, “Material Contract” means any agreement (other than the Transaction Agreements) to which a Group Company is a party or otherwise bound that (i) involves payments (or a series of payments), contingent or otherwise, of US$10,000 (or the equivalent thereof in another currency) or more individually or in the aggregate with respect to a series of related agreements, in cash, property or services, (ii) is with a Governmental or Regulatory Authority, (iii) limits or restricts any Group Company’s ability to compete or otherwise conduct its business as now conducted and as presently proposed to be conducted in any manner, time or place, or that contains any exclusivity provision, (iv) grants a power of attorney, agency or similar authority, (v) relates to indebtedness for money borrowed, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person, (vi) relates to Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software, (vii) is with an affiliate of any Group Company, (viii) is a lease on real or personal property, (ix) is an insurance policy, (x) grants the right to manufacture, produce, assemble, market or sells its products to any other Person or affect the exclusive right of the Group Company to develop, manufacture, assemble, distribute, market or sell its products, (xi) is outside the ordinary course of business or (xii) is otherwise material to any Group Company or is an agreement on which any Group Company is substantially dependent. Section 2.10(b) of the Disclosure Schedule lists all Material Contracts to which any Group Company is a party or by which any of their respective properties or assets may be bound or affected.

(c) A true, fully-executed copy of each Material Contract (and a written summary of each non-written Material Contract) has been made available to counsel to the Series C Investors. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.

(d) None of the Group Companies has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$10,000 or in excess of US$20,000 in the aggregate except for those liabilities that have been disclosed in the Financial Statements, liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, and liabilities under Material Contracts, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory or the licensing of its products in the ordinary course of business. Section 2.10(d) of the Disclosure Schedule lists all advances of Group Companies to any Person.

(e) None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person.

(f) For the purposes of subsections (b) and (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

(g) None of the Group Companies has engaged in the past three months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of the Group Company’s assets, (ii) any merger, consolidation or other business combination transaction of the Group Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital shares of the Group Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital shares of the surviving entity) a majority of the total voting power represented by the shares of voting capital shares of the Group Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital shares of the Group Company.

2.11 Disclosure. The parties hereto have engaged in a due diligence process, and in connection with that process the Warrantors have made available to the Series C Investors all the information reasonably available to the Warrantors that the Series C Investors have requested for deciding whether to acquire the Preference C Shares and all information that the Warrantors believe is reasonably necessary to enable the Series C Investors to make such a decision, including certain of the Company’s projections describing its proposed business (collectively, the “Projection”). No representation or warranty of the Warrantors contained in this Agreement and the exhibits attached hereto, any written materials or statement or any certificate furnished or to be furnished to the Series C Investors at the Closing, or the Projection (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the extent the Projection was prepared by management of the Company (including the Management Shareholders), the Projection and the financial and other projections contained in the Projection were prepared in good faith; however, the Warrantors do not warrant that the Company will achieve such projections. It is understood that this representation is qualified by the fact that the Warrantors have not delivered to the Series C Investors, and have not been requested to deliver, a private placement or similar memorandum or any “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the type typically contained therein.

2.12 No Conflict of Interest. None of the Group Companies is indebted, directly or indirectly, to any of its officers or directors or to their respective family members, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Group Company’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to any of the Group Companies (other than in connection with purchases of the Group Company’s shares) or, to the Warrantors’ Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Group Company is affiliated or with which the Group Company has a business relationship, or any firm or corporation which competes with the Group Company except that officers, directors and/or shareholders of the Group Company may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with the Group Company. None of the Group Company’s officers or directors or any members of their immediate families is, directly or indirectly, interested in any contract or any proposed transaction with any of the Group Companies.

2.13 Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, no Group Company is under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. No shareholder of any Group Company has entered into any agreements with respect to the voting of capital shares of such Group Company, other than the Transaction Agreements and the Restructuring Agreements.

2.14 Title to Property and Assets. The property and assets that each Group Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair ownership or use of such property or assets by the Group Companies. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset, and inasmuch, none of the assets of any Group Company is required by applicable Law to undergo any form of valuation procedure prior to the consummation of the transactions contemplated by the Transaction Agreements.

2.15 Financial Statements. The Company has delivered to each Series C Investor the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2009 and the unaudited financial statements of each Group Company for the fiscal year ended December 31, 2010 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with PRC GAAP and may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of each Group Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, none of the Group Companies has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, (ii) obligations under Material Contracts incurred in the ordinary course of business subsequent to the Balance Sheet Date and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP or such other international generally accepted accounting principles accepted by the Series C Investors.

2.16 Changes. Since the Balance Sheet Date, there has not been:

(a) any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has or could become or result in a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect;

(c) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a contract or agreement by which any Group Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any Key Employee, officer, director or shareholder of any Group Company;

(g) any resignation or termination of employment of any officer or executive of any Group Company, including without limitation the Management Shareholders;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the capital stock of any Group Company, or any direct or indirect redemption, purchase, or other acquisition of any of such capital stock by any Group Company;

(k) any sale, assignment or transfer of any Group Company IP outside the ordinary course of business;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m) any other event or condition of any character, other than events affecting the economy or any Group Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by any Group Company to do any of the things described in this Section 2.16.

2.17 Employee Benefit Plans. Except as set forth in Section 2.17 of the Disclosure Schedule, none of the Group Companies has an employee benefits or pension plan, including but not limited to an Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except for the mandatory employee benefits or pension plan required by the PRC Government or Regulatory Authority and/or PRC Law, which have been fully provided for in the Financial Statements.

2.18 Tax Returns and Payments. Except as set forth in Section 2.18 of the Disclosure Schedule, there are no local or foreign taxes due and payable by any Group Company which have not been timely paid. There are no accrued and unpaid local or foreign taxes of any Group Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable local or foreign governmental agency with respect to any Group Company. Except as set forth in Section 2.18 of the Disclosure Schedule, each Group Company has duly and timely filed all national, provincial, federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.19 Labor Agreements and Actions. Each Group Company has entered into labor agreements with all of its employees and such labor agreements are in compliance with applicable Law. None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Warrantors’ Knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending or threatened, nor is any Group Company aware of any labor organization activity involving its employees. Except as set forth in Section 2.19 of the Disclosure Schedule, each Group Company has complied in all material respects with all applicable employment Laws and with other Laws related to employment, including without limitation making contributions and payment of social insurance premiums and housing accumulation fund contributions by or on behalf of the employees of such Group Company. No employee of any Group Company has been granted the right to continued employment by such Group Company or to any compensation following termination of employment with such Group Company, except for the mandatory employee benefits or pension plan required by the PRC Government or Regulatory Authority and/or PRC Law, which have been fully provided for in the Financial Statements. None of the Group Companies is aware that any Key Employee or group of employees intends to terminate his, her or their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer, Key Employee or group of employees. None of the Group Companies has made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in such Group Company’s Books and Records.

2.20 Proprietary Information Agreement. Each present employee, consultant and officer of each of the Group Companies has executed an agreement with the Group Company regarding proprietary information agreement substantially in the form or forms delivered to the counsel for the Series C Investors. None of the Group Companies is aware that any of its present employees or consultants is in violation thereof, and each Group Company will use its best efforts to prevent any such violation.

2.21 Permits. Each Group Company has all material franchises, permits, licenses, approvals, authorizations and any similar governmental authority necessary for the conduct of the business of such Group Company as now conducted and as presently proposed to be conducted (the “Material Licenses”), including, without limitation, any such filings and registrations with the Ministry of Commerce, the Ministry of Information Industry, the State Administration of Industry and Commerce, the SAFE, the State Tourism Administration, tax bureau, customs authorities, product registration authorities, health regulatory authorities and the local counter-part of each of the aforementioned governmental authorities, in each case, as applicable. Section 2.22 of the Disclosure Schedule contains a complete and correct list of all Material Licenses and the termination date of each such Material License. The Material Licenses are, and will remain, in full force and effect for not less than one (1) year after the Closing. No other license is necessary for, or otherwise material to, the conduct of the business by any Group Company. The consummation of the transactions contemplated under the Transaction Agreements will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default under any of its Material Licenses and has not received any written notice relating to the suspension, revocation or modification of any such Material Licenses. All Material Licenses which are subject to periodic renewal, have been obtained and to the knowledge of the Warrantors, there are no grounds on which such requisite renewals will not be granted by the relevant Governmental or Regulatory Authorities.

2.22 Corporate Documents. The Restated Articles of the Company and the incorporation and registration documents of each other Group Company are in the form provided to the counsel for the Series C Investors. The copy of the minute books of the Company and each other Group Company provided to the Series C Investors’ counsel contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes accurately in all material respects.

2.23 Controlled Foreign Corporation. No Group Company is, or will be immediately after the Closing, a controlled foreign corporation (a “CFC”) as defined in Section 957 of the Code.

2.24 Passive Foreign Investment Company. No Group Company is, or will be at any time during any calendar year, a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code.

2.25 83(b) Elections. To the Warrantors’ Knowledge, all elections and notices under Section 83(b) of the Code, have been timely filed by all individuals who have purchased Ordinary Shares of the Company.

2.26 Real Property Holding Corporation. No Group Company is a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder.

2.27 Circular 75 Registration. Except as disclosed in Section 2.27 of the Disclosure Schedule, each Person who directly or indirectly holds any shares of the Company as of the Closing and who is a PRC Resident has complied with the registration and any other requirements of Circular 75, including requirement to amend and update such registration to reflect any change in the information contained in the previous Circular 75 registration documents.

2.28 Restructuring Agreements.

(a) Each Group Company has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Restructuring Agreement to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Restructuring Agreement to which it is a party.

(b) Each Restructuring Agreement constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) The execution and delivery by each party named in each Restructuring Agreement, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable Law, or any Material Contract to which a Group Company is a party or by which a Group Company is bound, (b) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (c) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company.

(d) All consents required in connection with the Restructuring Agreements have been made or unconditionally obtained in writing, and no such consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(e) Each Restructuring Agreement is in full force and effect and no party to any Restructuring Agreement is in breach or default in the performance or observance of any of the terms or provisions of such Restructuring Agreement. None of the parties to any Restructuring Agreement has sent or received any communication regarding termination of or intention not to renew any Restructuring Agreement, and no such termination or non-renewal has been threatened by any of the parties thereto.

3. Representations and Warranties of Management Shareholders. Each of the Management Shareholders, severally and jointly, represents and warrants to each Series C Investor that, except as set forth in the Disclosure Schedule, the following representations are true and complete as of the date hereof and the date of Closing.

3.1 Conflicting Agreements. None of the Management Shareholders is, as a result of the nature of the business conducted or currently proposed to be conducted by any Group Company or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any contract or covenant (either with any Group Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (iii) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on the Management Shareholder and relating to or affecting the right of such Management Shareholder, if applicable, to be employed by or serve as a director or consultant to any Group Company. No such relationship, term, contract, agreement, judgment, decree or order conflicts with such Management Shareholder’s obligations to use his best efforts to promote the interests of any Group Company, nor does the execution and delivery of any Transaction Agreement to which he is a party, nor such Management Shareholder’s carrying on any Group Company’s business as a director, officer, employee, consultant or shareholder of any Group Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3.2 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against such Management Shareholder, and there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation that would result in a Material Adverse Effect.

3.3 Shareholder Agreements. Except as contemplated by or disclosed in the Transaction Agreements, such Management Shareholder is not a party to and has no Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act or any equivalent Law in another jurisdiction, or voting, or otherwise exercising or restricting the rights and powers of the securities of any Group Company.

3.4 Prior Legal Matters. Such Management Shareholder has not been (i) subject to voluntary or involuntary petition under any bankruptcy or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any Governmental or Regulatory Authority to have violated any securities, commodities or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4. Representations and Warranties of the Series C Investors. Each Series C Investor hereby represents and warrants to the Company, severally, and not jointly, that the following representations are true and complete as of the date hereof and the date of the Closing:

4.1 Authorization. The Series C Investor has full power and authority to enter into the Transaction Agreements to which it is a party. Such Transaction Agreements, when executed and delivered by such Series C Investor, will constitute valid and legally binding obligations of such Series C Investor, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

4.2 Purchase Entirely for Own Account. This Agreement is made with each Series C Investor in reliance upon such Series C Investor’s representation to the Company, which by such Series C Investor’s execution of this Agreement, such Series C Investor hereby confirms, that the Securities to be acquired by such Series C Investor will be acquired for investment for the account of such Series C Investor or such Series C Investor’s Affiliated Fund (as defined below), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Series C Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, other than to its Affiliated Funds. By executing this Agreement, each Series C Investor further represents that such Series C Investor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities, other than such Series C Investor’s Affiliated Funds. Each Series C Investor represents that it has not been formed for the specific purpose of acquiring the Securities. For purposes of this Section 4.2, an “Affiliated Fund” shall mean an affiliated fund or entity of the Series C Investor, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company.

4.3 Disclosure of Information. Each Series C Investor has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Preference C Shares with the Company’s management and has had an opportunity to review the Company’s facilities. Each Series C Investor understands that such discussions and any other written information delivered by the Company to such Series C Investor were intended to describe the aspects of the Company’s business which such Series C Investor believes to be material. The foregoing, however, does not limit or modify the representations or warranties in Section 2 or Section 3 of this Agreement or the right of Series C Investor to rely thereon. The representations, warranties, covenants and obligations of any Group Company or any Warrantor, and the rights and remedies that may be exercised by the Series C Investors, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Series C Investors or any of their representatives.

4.4 Restricted Securities. Each Series C Investor understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Series C Investor’s representations as expressed herein. Each Series C Investor understands that the Securities are “restricted securities” under applicable securities laws and that, pursuant to these laws, such Series C Investor must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Series C Investor acknowledges that the Company has no obligation to register or qualify the Securities for resale except as set forth in the Investors’ Rights Agreement. Each Series C Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of such Series C Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

4.5 No Public Market. Each Series C Investor understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

4.6 Legends. Each Series C Investor understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(b) Any legend set forth in or required by the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

4.7 Accredited Investor. Each Series C Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.8 [Reserved].

4.9 No General Solicitation. Neither the Series C Investor, nor any of its officers, employees, agents, directors, shareholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has the Series C Investor or any of the Series C Investor’s officers, employees, agents, directors, shareholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor. Neither the Series C Investor, nor any of its officers, directors, employees, agents, shareholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

5. Conditions of the Series C Investors’ Obligations at Closing.

The obligations of each Series C Investor to the Company to purchase the Preference C Shares and the payment of the purchase price under this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by each Series C Investor only with respect to such Series C Investor’s obligations:

(a) Representations and Warranties. The representations and warranties of the Warrantors contained in Section 2 and the representations and warranties of the Management Shareholders contained in Section 3, in each case that are not qualified as to materiality shall be true and correct in all material respects, and the representations and warranties of the Warrantors contained in Section 2 and the representations and warranties of the Management Shareholders contained in Section 3, in each case that are qualified as to materiality shall be true and correct, on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b) Performance. The Group Companies, the Management Shareholders and the Angel Investors shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) Compliance Certificate. A director of the Company shall deliver to the Series C Investors at the Closing a certificate certifying that the conditions set forth in Sections 5 have been fulfilled.

(d) Approvals and Consents. All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority of any jurisdiction or of any third party that are required to be obtained by any Group Company or Ordinary Shareholder before the Closing in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Preference C Shares), including without limitation any waivers for rights of first refusal, preemptive rights, put or call rights, or other rights triggered, if any, shall have been duly obtained and effective as of the Closing.

(e) Board of Directors. As of the Closing, the Board of Directors (the “Board”) shall initially be comprised of seven (7) directors, of which Sequoia, Gobi and DCM shall respectively appoint one (1) director and the Founders shall appoint four (4) directors. In addition, Rakuten shall have been granted the right to appoint one (1) observer (“Observer”) to attend all the meetings of the Board and committees thereof, in a nonvoting observer capacity. The Sequoia nominated director candidate shall have been appointed to the Board as a director as of the Closing. The Company shall have delivered to each Series C Investor a copy of the updated register of directors of the Company, certified by the registered agent of the Company, reflecting the Board composition as required in this Section.

(f) Restated Articles. The Company shall have adopted the Restated Articles and shall have filed the Restated Articles with the Registrar of Companies of the Cayman Islands.

(g) Investors’ Rights Agreement. All parties to the Investors’ Rights Agreement (except for the Series C Investors) shall have executed and delivered the Investors’ Rights Agreement.

(h) Right of First Refusal and Co-Sale Agreement. All parties to the Right of First Refusal and Co-Sale Agreement (except for the Series C Investors) shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

(i) Voting Agreement. All parties to the Voting Agreement (except for the Series C Investors) shall have executed and delivered the Voting Agreement.

(j) Proprietary Information, Non-Competition and Non-Solicitation Agreement. Each Key Employee, employee, technical consultant and officer of each of the Group Companies shall have executed an agreement with such Group Company regarding confidentiality and proprietary information in form and substance acceptable to each of the Series C Investors. Each Management Shareholder shall have executed an agreement with a Group Company regarding confidentiality and proprietary information, non-competition and non-solicitation in form and substance acceptable to the Series C Investors.

(k) Director’s Certificate. A director of the Company shall deliver to the Series C Investors at the Closing a certificate attaching (i) the certified Memorandum and Articles of Association of the Company as then in effect, (ii) copies of all resolutions approved by the shareholders and board of directors of each Group Company related to the transactions contemplated hereby, (iii) certificate of incumbency of each Group Company and (iv) such other documents or certificates as the Series C Investors may reasonably request.

(l) Opinion of PRC Counsel. The Series C Investors shall have received from the Company’s special PRC counsel an opinion dated as of the Closing in form and substance reasonably satisfactory to each Series C Investor.

(m) Opinion of Cayman Counsel. The Series C Investors shall have received from the Company’s special Cayman Islands counsel an opinion dated as of the Closing, in form and substance reasonably satisfactory to each Series C Investor.

(n) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated under this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Series C Investors, and Series C Investors (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents shall include a certificate of good standing issued by the Registrar of Companies of the Cayman Islands on a date reasonably close to the Closing certifying that the Company is in good standing.

(o) Indemnification Agreement. The Company shall have executed and delivered an indemnification agreement, in form and substance satisfactory to Sequoia, in favor of the director appointed by Sequoia

(p) Due Diligence. Each Series C Investor shall have completed all business, technology, legal and financial due diligence on the Group Companies to its satisfaction.

(q) Compliance with Applicable Laws by Ordinary Shareholders. Each Ordinary Shareholder shall have complied with all applicable Laws in connection with such Ordinary Shareholder’s participation in the investment, management and operations of the Group Company, such compliance shall include, but is not limited to, compliance with Circular 75 Registration.

(r) Management Rights Letter. The Company shall have executed and delivered to the Series C Investors a Management Rights Letter, providing for the consultation with management on significant issues, access to the books, records and facilities of the Company, and board visitation rights, in substantially the form attached hereto as Exhibit C.

(s) Operating Plan and Budget. The Company shall have delivered to the Series C Investors its operating plan and budget in form and substance satisfactory to each of the Series C Investors.

(t) Gobi Repurchase. The Gobi Repurchase shall have been closed concurrently with the Closing.

(u) Gobi Indemnity. The Company and each Series C Investor shall have received an indemnity issued by Gobi with respect to any tax liabilities or obligations that may arise from the Gobi Repurchase, which indemnity shall be in such form and substance reasonably satisfactory to the Company and each Series C Investor.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Series C Investor under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of each Series C Investor contained in Section 4 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by such Series C Investor on or prior to the Closing shall have been performed or complied with in all material respects.

6.3 Investors’ Rights Agreement. Such Series C Investor shall have executed and delivered the Investors’ Rights Agreement.

6.4 Right of First Refusal and Co-Sale Agreement. Such Series C Investor shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

6.5 Voting Agreement. Such Series C Investor shall have executed and delivered the Voting Agreement.

7. Post-Closing Covenants.

7.1 Conduct of the Business of the Group Companies. The Company shall, and the Management Shareholders undertake to the Series C Investors to cause the Company and any other Group Company that is directly or indirectly controlled by the Company (including without limitation each Domestic Entity) to, conduct the business of such Person in the ordinary course and in a prudent manner consistent with best practices, unless otherwise provided by the Board.

7.2 SAFE Approval. Each of the Group Companies and the Management Shareholders shall cause each Ordinary Shareholder (a) to apply to the SAFE to update the relevant SAFE registrations in relation to the transactions contemplated hereunder as well as Nanjing Tuniu’s acquisition of 100% equity interest in Hainan TTA as required under Circular 75 within 30 days of the Closing and (b) to make their best efforts to complete such SAFE update registrations as described in (a) above within 60 days after the Closing. Each of the Group Company and the Management Shareholders undertakes to use its best efforts to cause any Person who may in the future directly or indirectly hold any shares of the Company and who is a PRC Resident to either (i) comply, as soon as possible, with the registration and any other requirements of Circular 75 as long as Circular 75 remains effective, or (ii) deliver to the Company and each Series C Investor a written confirmation in form and substance reasonably satisfactory to such Series C Investor that such Person is not subject to the registration requirements of Circular 75.

7.3 Equity Transfer of Nanjing Tuniu. Each of DCM V, L.P., DCM Affiliates Fund V, L.P. (together with DCM V, L.P, “DCM”), Sequoia and Rakuten shall have the right to require the Management Shareholders or Gobi, as applicable, to transfer the same percentage of equity interests of Nanjing Tuniu as DCM, Sequoia and Rakuten (as applicable) holds in the Company to one or more appropriate Persons as designated by DCM, Sequoia or Rakuten (as applicable) without any consideration. The Angel Investors shall give, and the Management Shareholders shall use their best efforts to cause the other Domestic Shareholders to give, consent to such equity transfer to the extent such consent is necessary for the equity transfer. Further, in the event of such equity transfer, the Ordinary Shareholders shall, and the Management Shareholders shall use their best efforts to cause the other Domestic Shareholders to, amend and restate the Restructuring Agreements (as defined in the Purchase Agreement), and DCM, Sequoia or Rakuten (as applicable) shall procure the Person(s) designated by it to enter into the relevant amended and restated Restructuring Agreements, to the extent such amendment and restatement is necessary to enable the Company to control and consolidate the financial statements of each of the Domestic Entities.

7.4 Use of Proceeds. The Group Companies shall use the proceeds received from the issuance and sale of the Preference C Shares for the Group Companies’ business expansion, capital expenditures and general working capital purpose. Such proceeds may not be used for repaying any shareholder loan, or purchasing shares of other companies or corporate bonds or any other negotiable securities unless otherwise approved by the Series C Investors in writing.]

7.5 Notice of Breach. Each of the Warrantors undertakes to promptly give notice to the Series C Investors if the Warrantor becomes aware after the Closing that he/it or any other Warrantor was in breach of any representation or warranty at the time made or at the Closing.

7.6 Compliance with Law and Instruments. The Company shall, and the Management Shareholders undertake to the Series C Investors to cause the Company, Tuniu HK, the WFOE, the Domestic Entities and any other Group Company that is directly or indirectly controlled by the Company through ownership of voting securities or otherwise to, comply with such Person’s memorandum of association, articles of association, business licenses, or other constitutional or governance documents, each as may be amended from time to time, unless the Board and/or the shareholders of the Company direct otherwise in accordance with the Voting Agreement and the Restated Articles.

7.7 Investment Policy. The Company shall maintain any cash of the Company which is not required for daily operating needs of the Company in accordance with the then applicable investment policy of the Company, if any, approved by the Board.

7.8 Voting Agreement and Rights of First Refusal and Co-Sale Right Agreement. The Company shall cause any future Person or entities who become a holder or holders of greater than 1% of the then outstanding equity of the Company to execute and become a party to the Voting Agreement and the Right of First Refusal and Co-Sale Right Agreement, as amended from time to time.

7.9 Non-Competition. Each of the Key Employees and other officers of the Company above the director level shall enter into an agreement with a Group Company regarding non-competition and non-solicitation within one (1) month following the Closing.

7.10 Regulatory Compliance. Each concerned Group Company and each Management Shareholder shall cause such concerned Group Company to, within 90 days after the Closing:

(a) complete the recordal procedures with and obtain a for the Wenzhou Branch of Beijing TTA and the Chengdu Branch of Nanjing TTA from the local counterpart of the State Tourism Administration where such branch offices are located;

(b) complete the recordal procedures with the local counterpart of the State Tourism Administration for the change of business address of Shanghai TTA and Nanjing TTA and obtain an updated ;

(c) take out the required minimum liability insurance for the travel agency business for Hainan TTA and increase the insurance amount of insurance policy taken out by Nanjing TTA to at least the statutory minimum amount pursuant to the relevant PRC regulations applicable to travel agencies;

(d) post a quality assurance bond for a minimum amount required by the relevant regulations with the State Tourism Administration or its local counterparts for the Wenzhou Branches of Beijing TTA and increase the amount of the existing bond posted by Shanghai TTA; and

(e) complete tax registration with the relevant state tax bureau and obtain a state tax registration certification for , Hainan TTA and the Changsha Branch of Beijing TTA.

7.11 Filing of Register of Directors. Within thirty (30) days following the Closing, the updated register of directors of the Company shall have been duly filed with the Registrar of Companies of the Cayman Islands.

7.12 Compensation Committee. The Company and the Management Shareholders shall cause the Board to establish as soon as practicable after the Closing but in no event later than June 30, 2011 a compensation committee with such duties and powers as set forth in the Investors’ Rights Agreement.

7.13 Arrangement Regarding Use of Call Center Equipment. Within 90 days following the Closing, the WFOE and Nanjing Tuniu shall make and effect, and the Company and the Management Shareholders shall cause the WFOE and Nanjing Tuniu to make and effect, such arrangement as may be reasonably satisfactory to the Series C Investors (which arrangement may include without limitation entering into contracts as appropriate) to formalize the use by Nanjing Tuniu of the call center equipment owned by the WFOE and the related rights and obligations among the parties in connection with such use.

7.14 Anti-Corruption. The Company and the Management Shareholders hereby jointly ands severally undertake as follows:

(a) it or he shall not, and shall not permit any of the Company’s Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any Non-U.S. Official, in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law.

(b) it or he shall, and shall cause each of the Company’s Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law.

(c) it or he shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

8. Indemnities

8.1 The Warrantors hereby jointly and severally undertake to fully indemnify each Series C Investor, its officers and employees and affiliates (each an “Indemnitee” and collectively, the “Indemnitees”), and to keep them harmless from and against all direct losses, liabilities, costs and damages (including without limitation legal costs) which may be suffered or incurred by any of them in connection with, arising out of or as a result of any of the following:

(a) any of the warranties, representations and covenants made by the Warrantors, including but not limited to warranties regarding tax and incorporation matters, hereof not being true and correct in all respects or not being fully complied with at all times;

(b) any of the covenants in Section 7, any other undertakings or obligations in this Agreement not being fully performed or fully complied with by the Warrantors at all times.

8.2 The Warrantors further jointly and severally undertake to fully indemnify each Indemnitee, and to keep each Indemnitee harmless from and against all direct losses, liabilities, costs and damages (including without limitation legal costs) which may be suffered or incurred by it in connection with, arising out of or as a result of the Company’s failure to pay or settle any outstanding fees incurred and owed to in connection with the Transaction.

8.3 Absent fraud or willful misconduct by any of the Management Shareholders, none of the Management Shareholders’ personal assets other than the Ordinary Shares, directly or indirectly, held by the Management Shareholders valued at the fair market value shall in any respect be used to satisfy any of the Management Shareholders’ indemnification obligations pursuant to this Section 8.

8.4 If any Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 8, it shall give prompt notice thereof to the Warrantors stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that absent fraud or willful misconduct any such notice with respect to a breach (except with respect to a breach under Sections 2.1, 2.2, 2.4 and 2.5) shall be given within two (2) years after the Closing. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from the Warrantors pursuant to this Section 8, no settlement shall be deemed conclusive with respect to the existence of an indemnifiable loss or the amount of such indemnifiable loss unless such settlement is consented to by the Indemnitors. Any dispute related to this Section 8 shall be resolved pursuant to Section 10.14.

8.5 Absent fraud or willful misconduct by any of the Management Shareholders, the aggregate amount of indemnifiable loss of each Series C Investor shall not exceed the aggregate purchase price paid by such Series C Investor.

8.6 For the avoidance of doubt, each of the Warrantors hereby agrees and covenants that it will do all such things and undertake all such actions, including without limitation, any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by the Series C Investors, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under this Agreement and other Transaction Agreements is given full force and effect.

8.7 This Section 8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

9. Public Announcements

9.1 The investment and subscription of the Preference C Shares by the Series C Investors in the Company, including without limitation the existence of such investment and the terms and conditions of this Agreement, the term sheets preceding this Agreement and other Transaction Agreements shall be confidential information and shall not be disclosed by any party hereto or any of their affiliates to any Person not being a party hereto except as permitted under this Section 9.

9.2 Notwithstanding Section 9.1, each of the parties hereto may disclose the terms of the investment to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the parties may disclose the investment amounts in relation to the Preference C Shares, the amount of valuation of the Company, the rights and privileges of the Series C Investors under this Agreement and other Transaction Agreements and the share capital structure of the Company to any Person except with the prior written consent of each of the other parties (such consent not to be unreasonably withheld).

9.3 In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Section 12.1 and 12.2, such party (“Disclosing Party”) shall provide the other parties (“Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

9.4 Notwithstanding any other provision of this Section 9, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

10.	Miscellaneous.

10.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Group Companies, the Management Shareholders and the Series C Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. Notwithstanding the foregoing, all representations and warranties under this Agreement (except for those given under Sections 2.1, 2.2, 2.4 and 2.5) shall expire on the first day that is two (2) years after the Closing and any claim that is brought for a violation of a representation or warranty after such date shall not be valid, provided, however, that such expiration shall have no effect upon the validity of any claim for breach of representation or warranty initiated prior to such expiration.

10.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. For the avoidance of doubt, any Series C Investor may assign this Agreement or any of its rights and obligations hereunder to any of its affiliates without the prior approval of any Party, provided that the transferee shall agree in writing to be bound by the terms of this Agreement and other Transaction Agreements and (except for the avoidance of doubt, with respect to any such transfer to Rakuten and/or its Affiliates) such transferee shall not be a competitor of the Company.

10.3 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, Schedule 1, or Exhibit A hereto, or as subsequently modified by written notice.

10.7 Finder’s Fee. The Company has engaged as its financial advisor in connection with the transaction contemplated hereunder. Other than that, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transaction. Each Series C Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Series C Investor or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Series C Investor from any liability for any commission or compensation in the nature of a finder’s or brokers’ fee arising out of the Transaction (and the costs and expenses of defending against such liability or asserted liability) (except for any fees actually paid by the Company to the financial advisor pursuant to the disclosure above in this Section 10.7) for which the Company or any of its officers, employees or representatives is responsible.

10.8 Fees and Expenses. If the Transaction contemplated hereby is consummated, the Company shall reimburse the Series C Investors for the transaction costs and expenses incurred, including without limitation, fee for counsel and auditor hired by the Series C Investors for structuring, documenting and closing the Transaction and such costs and expenses shall be capped at US$150,000. If the Transaction is not completed due to reasons attributable to any Group Company or any Management Shareholder, the Company shall still reimburse the Series C Investors transaction costs and expenses capped at US$150,000. The Series C Investors hereby agree that the transaction costs and expenses reimbursed by the Company according to the preceding sentence shall be allocated among the Series C Investors pro rata to their respective investment amount hereunder.

10.9 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.10 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and holders of at least eighty percent (80%) of the Ordinary Shares issued or issuable upon the conversion of the Preference C Shares; provided, that any amendment or waiver that adversely affects any Series C Investor shall require the consent of such Series C Investor. Any amendment or waiver effected in accordance with this Section 10.10 shall be binding upon the Series C Investors and each transferee of the Preference C Shares (or the Ordinary Shares issuable upon conversion thereof), each future holder of all such securities, the Company and other parties hereto.

10.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

10.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.13 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

10.14 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Section. The appointing authority shall be the Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at the HKIAC. The arbitral award shall be final and binding upon the parties.

(b) There shall be one (1) arbitrator appointed by the parties in dispute or, failing such agreement within ten (10) Business Days (as defined below) after any party in dispute has given to the other party(ies) in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed, on the request of any party, by the Chairman for the time being of the HKIAC (as the appointing authority). “Business Day” means any day, other than a Saturday, Sunday or a public holiday, on which commercial banks are open for normal business in New York, Hong Kong, Tokyo and Beijing.

(c) The language to be used in the arbitral proceedings shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[Signature Pages Follow]

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

COMPANY:

TUNIU CORPORATION

By:	/s/ Dunde Yu
Name: Dunde Yu
Title: CEO

Address:

Facsimile: 8625-8467-6416

E-mail Address: yudunde@gmail.com

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

TUNIU HK:

TUNIU INTERNATIONAL TRAVEL SERVICE (HK) COMPANY LIMITED

By:
Name:
Title: Director

Address:
Facsimile:

E-mail Address:

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

WFOE:

BEIJING TUNIU TECHNOLOGY CO., LTD.

By:
Name:
Title:

Address:

Facsimile:

E-mail Address:

DOMESTIC ENTITIES:

NANJING TUNIU TECHNOLOGY CO., LTD.

By:
Name:
Title:

Address:

Facsimile:

E-mail Address:

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

DOMESTIC ENTITIES:

SHANGHAI TUNIU TRAVEL AGENCY CO., LTD.

By:
Name:
Title:

Address:

Facsimile:

E-mail Address:

NANJING TUNIU TRAVEL AGENCY CO., LTD.

By:
Name:
Title:

Address:

Facsimile:

E-mail Address:

HANGZHOU TUNIU TRAVEL AGENCY CO., LTD.

By:
Name:
Title:

Address:

Facsimile:

E-mail Address:

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

DOMESTIC ENTITIES:

BEIJING TUNIU INTERNATIONAL TRAVEL SERVICE CO., LTD.

By:
Name:
Title:

Address:

Facsimile:

E-mail Address:

HAINAN TUNIU TRAVEL AGENCY CO., LTD.

By:
Name:
Title:

Address:

Facsimile:

E-mail Address:

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

MANAGEMENT SHAREHOLDERS:

/s/ YU Dunde
YU Dunde

/s/ YAN Haifeng
YAN Haifeng

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

SERIES C INVESTORS: SEQUOIA CAPITAL 2010 CV HOLDCO, LTD.

By:	/s/ Jimmy Wong
Name: Jimmy Wong
Title: Authorized Representative

SIGNATURE PAGE TO PREFERENCE C SHARE PURCHASE AGREEMENT

(TUNIU CORPORATION)

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

SERIES C INVESTORS:

DCM V, L.P.
DCM AFFILIATES FUND V, L.P.

By: DCM Investment Management V, L.P.
its General Partner

By:	DCM International V, Ltd. its General Partner

By:	/s/ Matthew C. Bonner
Matthew C. Bonner, an authorized signatory

SIGNATURE PAGE TO PREFERENCE C SHARE PURCHASE AGREEMENT

(TUNIU CORPORATION)

The parties have executed this Preference C Share Purchase Agreement as of the date first written above.

SERIES C INVESTORS:

RS EMPOWERMENT, INC.

By:	/s/ Hiroshi Takasawa
Name: Hiroshi Takasawa
Title: Representative Director

SIGNATURE PAGE TO PREFERENCE C SHARE PURCHASE AGREEMENT

(TUNIU CORPORATION)

SCHEDULE AND EXHIBITS

Schedule 1	-	Ordinary Shareholders

Exhibit A	-	Schedule of Series C Investors

Exhibit B	-	Disclosure Schedule

Exhibit C		Form Management Rights Letter

SCHEDULE 1

ORDINARY SHAREHOLDERS

PART 1 MANAGEMENT SHAREHOLDERS

Name	Addresses and Fax No. for Notice

Management Shareholders:
YU Dunde	Address:
Fax: (86 25) 8467 6416
Email: yudunde@gmail.com

YAN Haifeng	Address:
Fax: (86 25) 8467 6416
Email: alexyan@gmail.com

PART 2 ANGEL INVESTORS

Angel Investors:
WANG Tong	Address:
Fax: (86 10) 5879 7180
Email: tonywang71@gmail.com

WANG Jiping	Address:
Fax: (86 25) 5188 7711
Email: jipingw@hotmail.com

WEN Xin	Address:
Fax: (86 10) 6569 1973
Email: wenxin@gmail.com

TAN Yongquan	Address:
Fax: (86 10) 6286 3767
Email: yongquan.tan@gmail.com

EXHIBIT A

SERIES C INVESTORS

	Number of	Per Share
	Preference C	Purchase	Aggregate
Name	Shares	Price	Purchase Price
Sequoia Capital 2010 CV Holdco, Ltd. Address: Suite 2215, Two Pacific Place, 88 Queensway, Hong Kong, PRC Attention: Jimmy Wong Fax: 00852-2501 5249 E-mail: wong@sequoiacap.com	14,323,364	1.7454	US$	25,000,000.00
DCM V, L.P. DCM AFFILIATES FUND V, L.P. Address: 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025, U.S. Attn: Matthew C. Bonner Facsimile: (001) 650-854-9159 Email: mbonner@dcm.com	2,864,673	1.7454	US$	5,000,000.00
RS Empowerment, Inc. Address: Shinagawa Seaside Rakuten Tower, 4-12-3, Higashishinagawa, Shinagawa-ku, Tokyo 140-0002 Japan Attn: Ode Akira Facsimile: +81-3-6717-1678 Email:	5,729,346	1.7454	US$	10,000,000.00
TOTAL	22,917,383	1.7454	US$	40,000,000.00

EXHIBIT B

DISCLOSURE SCHEDULE

EXHIBIT C

FORM MANAGEMENT RIGHTS LETTER

[address]

            , 2011

Re: Management Rights

Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of             shares of Preference C Shares of Tuniu Corporation (the “Company”),             (collectively, the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights and other rights specifically provided to all investors in the current financing:

1. The Company shall provide to you at your written request, within 30 days of the end of each calendar year, a list of all holders of equity interests and rights to acquire equity interests in the Company as of the end of such year, and the type and amount of such securities held by each such holder.

2. The Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with you regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

3. The Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

4. If the Investor is not represented on the Company’s Board of Directors (the “Board”), the Company shall give a representative of the Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board of Directors with respect to the Investor’s concerns regarding significant business issues facing the Company.

The Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and not disclose any confidential information provided to or learned by it in connection with its rights under this letter.

The rights described herein shall terminate and be of no further force or effect upon (a) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with a firm-commitment underwritten offering of its securities to the public or (b) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality provisions hereof will survive any such termination.

Very truly yours,

TUNIU CORPORATION

By:
Title: